UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Charter Communications, Inc.
(Name of Issuer)

Class A Common Stock, par value $0.001 per share
(Title of Class of Securities)

16117M305
(CUSIP Number)

December 31, 2011
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 16117M305	Page 2 of 48 Pages
SCHEDULE 13G

1	NAME OF REPORTING PERSON Oaktree Opportunities Investments, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 16,733,819 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 16,733,819 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 16,733,819 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 15.55%
12	TYPE OF REPORTING PERSON PN

(1)  Solely in its capacity as the direct owner of 16,733,819 shares of Class A Common Stock.

CUSIP No. 16117M305	Page 3 of 48 Pages
SCHEDULE 13G

1	NAME OF REPORTING PERSON Oaktree Fund GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 16,733,819 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 16,733,819 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 16,733,819 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 15.55%
12	TYPE OF REPORTING PERSON OO

(1)  Solely in its capacity as the general partner of Oaktree Opportunities Investments, L.P.

CUSIP No. 16117M305	Page 4 of 48 Pages
SCHEDULE 13G

1	NAME OF REPORTING PERSON OCM FIE, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,536 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 2,536 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,536 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.00%
12	TYPE OF REPORTING PERSON OO

(1)  Solely in its capacity as the direct owner of 2,536 shares of Class A Common Stock.

CUSIP No. 16117M305	Page 5 of 48 Pages
SCHEDULE 13G

1	NAME OF REPORTING PERSON Oaktree Capital Management, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,536 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 2,536 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,536 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.00%
12	TYPE OF REPORTING PERSON PN

(1)  Solely in its capacity as the managing member of OCM FIE, LLC.

CUSIP No. 16117M305	Page 6 of 48 Pages
SCHEDULE 13G

1	NAME OF REPORTING PERSON Oaktree Holdings, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,536 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 2,536 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,536 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.00%
12	TYPE OF REPORTING PERSON CO

(1)  Solely in its capacity as the general partner of Oaktree Capital Management, L.P.

CUSIP No. 16117M305	Page 7 of 48 Pages
SCHEDULE 13G

1	NAME OF REPORTING PERSON OCM Opportunities Fund V, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 95,743 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 95,743 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 95,743 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.09%
12	TYPE OF REPORTING PERSON PN

(1)  Solely in its capacity as the direct owner of 95,743 Class A Common Stock Warrants.

CUSIP No. 16117M305	Page 8 of 48 Pages
SCHEDULE 13G

1	NAME OF REPORTING PERSON OCM Opportunities Fund V GP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 95,743 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 95,743 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 95,743 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.09%
12	TYPE OF REPORTING PERSON PN

(1)  Solely in its capacity as the general partner of OCM Opportunities Fund V, L.P.

CUSIP No. 16117M305	Page 9 of 48 Pages
SCHEDULE 13G

1	NAME OF REPORTING PERSON OCM Opportunities Fund VI, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 215,108 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 215,108 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 215,108 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.20%
12	TYPE OF REPORTING PERSON PN

(1)  Solely in its capacity as the direct owner of 215,108 Class A Common Stock Warrants.

CUSIP No. 16117M305	Page 10 of 48 Pages
SCHEDULE 13G

1	NAME OF REPORTING PERSON OCM Opportunities Fund VI GP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 215,108 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 215,108 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 215,108 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.20%
12	TYPE OF REPORTING PERSON PN

(1)  Solely in its capacity as the general partner of OCM Opportunities Fund VI, L.P.

CUSIP No. 16117M305	Page 11 of 48 Pages
SCHEDULE 13G

1	NAME OF REPORTING PERSON OCM Opportunities Fund VII Delaware, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 104,553 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 104,553 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 104,553 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.10%
12	TYPE OF REPORTING PERSON PN

(1)  Solely in its capacity as the direct owner of 104,553 Class A Common Stock Warrants.

CUSIP No. 16117M305	Page 12 of 48 Pages
SCHEDULE 13G

1	NAME OF REPORTING PERSON OCM Opportunities Fund VII Delaware GP Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 104,553 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 104,553 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 104,553 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.10%
12	TYPE OF REPORTING PERSON CO

(1)  Solely in its capacity as the general partner of OCM Opportunities Fund VII Delaware, L.P.

CUSIP No. 16117M305	Page 13 of 48 Pages
SCHEDULE 13G

1	NAME OF REPORTING PERSON OCM Opportunities Fund VII, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 104,553 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 104,553 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 104,553 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.10%
12	TYPE OF REPORTING PERSON PN

(1)  Solely in its capacity as the sole shareholder of OCM Opportunities Fund VII Delaware GP Inc.

CUSIP No. 16117M305	Page 14 of 48 Pages
SCHEDULE 13G

1	NAME OF REPORTING PERSON OCM Opportunities Fund VII GP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 104,553 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 104,553 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 104,553 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.10%
12	TYPE OF REPORTING PERSON PN

(1)  Solely in its capacity as the general partner of OCM Opportunities Fund VII, L.P.

CUSIP No. 16117M305	Page 15 of 48 Pages
SCHEDULE 13G

1	NAME OF REPORTING PERSON OCM Opportunities Fund VII GP Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 104,553 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 104,553 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 104,553 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.10%
12	TYPE OF REPORTING PERSON OO

(1)  Solely in its capacity as the general partner of OCM Opportunities Fund VII GP, L.P.

CUSIP No. 16117M305	Page 16 of 48 Pages
SCHEDULE 13G

1	NAME OF REPORTING PERSON Oaktree Value Opportunities Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 13,140 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 13,140 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,140 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.01%
12	TYPE OF REPORTING PERSON PN

(1)  Solely in its capacity as the direct owner of 13,140 Class A Common Stock Warrants.

CUSIP No. 16117M305	Page 17 of 48 Pages
SCHEDULE 13G

1	NAME OF REPORTING PERSON Oaktree Value Opportunities Fund GP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 13,140 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 13,140 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,140 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.01%
12	TYPE OF REPORTING PERSON PN

(1)  Solely in its capacity as the general partner of Oaktree Value Opportunities Fund, L.P.

CUSIP No. 16117M305	Page 18 of 48 Pages
SCHEDULE 13G

1	NAME OF REPORTING PERSON Oaktree Value Opportunities Fund GP Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 13,140 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 13,140 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,140 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.01%
12	TYPE OF REPORTING PERSON OO

(1)  Solely in its capacity as the general partner of Oaktree Value Opportunities Fund GP, L.P.

CUSIP No. 16117M305	Page 19 of 48 Pages
SCHEDULE 13G

1	NAME OF REPORTING PERSON Oaktree Fund GP I, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 17,162,363 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 17,162,363 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 17,162,363 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 15.88%
12	TYPE OF REPORTING PERSON PN

(1)  Solely in its capacity as the managing member of Oaktree Fund GP, LLC, the general partner of OCM Opportunities Fund V GP, L.P. and OCM Opportunities Fund VI GP, L.P. and the sole shareholder of OCM Opportunities Fund VII GP Ltd. and Oaktree Value Opportunities Fund GP Ltd.

CUSIP No. 16117M305	Page 20 of 48 Pages
SCHEDULE 13G

1	NAME OF REPORTING PERSON Oaktree Capital I, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 17,162,363 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 17,162,363 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 17,162,363 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 15.88%
12	TYPE OF REPORTING PERSON PN

(1)  Solely in its capacity as the general partner of Oaktree Fund GP I, L.P.

CUSIP No. 16117M305	Page 21 of 48 Pages
SCHEDULE 13G

1	NAME OF REPORTING PERSON OCM Holdings I, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 17,162,363 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 17,162,363 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 17,162,363 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 15.88%
12	TYPE OF REPORTING PERSON OO

(1)  Solely in its capacity as the general partner of Oaktree Capital I, L.P.

CUSIP No. 16117M305	Page 22 of 48 Pages
SCHEDULE 13G

1	NAME OF REPORTING PERSON Oaktree Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 17,162,363 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 17,162,363 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 17,162,363 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 15.88%
12	TYPE OF REPORTING PERSON OO

(1)  Solely in its capacity as the managing member of OCM Holdings I, LLC.

CUSIP No. 16117M305	Page 23 of 48 Pages
SCHEDULE 13G

1	NAME OF REPORTING PERSON Oaktree Capital Group, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 17,164,899 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 17,164,899 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 17,164,899 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 15.88%
12	TYPE OF REPORTING PERSON OO

(1)  Solely in its capacity as the managing member of Oaktree Holdings, LLC and the sole shareholder of Oaktree Holdings, Inc.

CUSIP No. 16117M305	Page 24 of 48 Pages
SCHEDULE 13G

1	NAME OF REPORTING PERSON Oaktree Capital Group Holdings, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 17,164,899 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 17,164,899 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 17,164,899 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 15.88%
12	TYPE OF REPORTING PERSON PN

(1)  Solely in its capacity as the holder of a majority of the voting units of Oaktree Capital Group, LLC.

CUSIP No. 16117M305	Page 25 of 48 Pages
SCHEDULE 13G

1	NAME OF REPORTING PERSON Oaktree Capital Group Holdings GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 17,164,899 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 17,164,899 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 17,164,899 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 15.88%
12	TYPE OF REPORTING PERSON OO

(1)  Solely in its capacity as the general partner of Oaktree Capital Group Holdings, L.P.

CUSIP No. 16117M305	Page 26 of 48 Pages
SCHEDULE 13G

ITEM 1.	(a)	Name of Issuer:
Charter Communications, Inc. (the “Issuer”)
	(b)	Address of Issuer’s Principal Executive Offices:
12405 Powerscourt Drive
St. Louis, Missouri 63131

ITEM 2.	(a)	Name of Person Filing:

This Schedule 13G is filed jointly, pursuant to a joint filing agreement attached hereto as Exhibit I, by:

(1)  Oaktree Opportunities Investments, L.P. (“OOI”) in its capacity as the direct owner of 16,733,819 shares of Class A Common Stock;
(2)  Oaktree Fund GP, LLC (“GP”) in its capacity as the general partner of OOI;
(3)  OCM FIE, LLC (“FIE”) in its capacity as the direct owner of 2,536 shares of Class A Common Stock;
(4)  Oaktree Capital Management, L.P. (“OCM”) in its capacity as the managing member of FIE;
(5)  Oaktree Holdings, Inc. (“Holdings Inc.”) in its capacity as the general partner of OCM;
(6)  OCM Opportunities Fund V, L.P. (“OCM V”) in its capacity as the direct owner of 95,743 Class A Common Stock Warrants;
(7)  OCM Opportunities Fund V GP, L.P. (“V GP”) in its capacity as the general partner of OCM V;
(8)  OCM Opportunities Fund VI, L.P. (“OCM VI”) in its capacity as the direct owner of 215,108 Class A Common Stock Warrants;
(9)  OCM Opportunities Fund VI GP, L.P. (“VI GP”) in its capacity as the general partner of OCM VI;
(10)  OCM Opportunities Fund VII Delaware, L.P. (“OCM VII”) in its capacity as the direct owner of 104,553 Class A Common Stock Warrants;
(11)  OCM Opportunities Fund VII Delaware GP Inc. (“VII GP”) in its capacity as the general partner of OCM VII;
(12)  OCM Opportunities Fund VII, L.P. (“Fund VII”) in its capacity as the sole shareholder of VII GP;
(13)  OCM Opportunities Fund VII GP, L.P. (“Fund VII GP”) in its capacity as the general partner of Fund VII;
(14)  OCM Opportunities Fund VII GP Ltd. (“Fund VII GP Ltd.”) in its capacity as the general partner of Fund VII GP;
(15)  Oaktree Value Opportunities Fund, L.P. (“VOF”) in its capacity as the direct owner of 13,140 Class A Common Stock Warrants;
(16)  Oaktree Value Opportunities Fund GP, L.P. (“VOF GP”) in its capacity as the general partner of VOF; and
(17)  Oaktree Value Opportunities Fund GP Ltd. (“VOF GP Ltd.”), in its capacity as the general partner of VOF GP;
(18)  Oaktree Fund GP I, L.P. (“GP I”) in its capacity as the managing member of GP, the general partner of V GP and VI GP and the sole shareholder of Fund VII GP Ltd. and VOF GP Ltd;
(19)  Oaktree Capital I, L.P. (“Capital I”) in its capacity as the general partner of GP I;
(20)  OCM Holdings I, LLC (“Holdings I”) in its capacity as the general partner of Capital I;
(21)  Oaktree Holdings, LLC (“Holdings”) in its capacity as the managing member of Holdings I;
(22)  Oaktree Capital Group, LLC (“OCG”) in its capacity as the managing member of Holdings and the sole shareholder of Holdings Inc.;
(23)  Oaktree Capital Group Holdings, L.P. (“OCGH”) in its capacity as the holder of a majority of the voting units of OCG; and
(24)  Oaktree Capital Group Holdings GP, LLC (“OCGH GP” and, together with OOI, GP, FIE, OCM, Holdings Inc., OCM V, V GP, OCM VI, VI GP, OCM VII, VII GP, Fund VII,

CUSIP No. 16117M305	Page 27 of 48 Pages
SCHEDULE 13G

Fund VII GP, Fund VII GP Ltd., VOF, VOF GP, GP I, Capital I, Holdings I, Holdings, OCG, OCGH and OCGH GP, collectively, the “Reporting Persons” and, each individually, a “Reporting Person”) in its capacity as the general partner of OCGH.

Each Reporting Person declares that neither the filing of this statement nor anything herein shall be construed as an admission that such Reporting Person is, for the purposes of Section 13(d) or 13(g) of the Act or any other purpose, the beneficial owner of any securities covered by this statement except to the extent of such person’s pecuniary interest therein, and except to the extent of its pecuniary interest, such beneficial ownership is expressly disclaimed by each Reporting Person.

	(b)	Address of Principal Business Office, or if None, Residence:
The principal business address of each of the Reporting Persons is c/o Oaktree Capital Group Holdings GP, LLC, 333 South Grand Avenue, 28th Floor, Los Angeles, California 90071.
	(c)	Citizenship:
See Item 4 on the cover page(s) hereto.
	(d)	Title of Class of Securities:
Class A Common Stock, $0.001 par value per share
	(e)	CUSIP Number:
16117M305
ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

	(a)	[__] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o)
	(b)	[__] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c)
	(c)	[__] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c)
	(d)	[__] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8)
	(e)	[__] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E)
	(f)	[__] An employee benefit plan or endowment fund in accordance with ss.240. 13d-1(b)(1)(ii)(F);
	(g)	[__] A Parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);
	(h)	[__] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)
	(i)	[__] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)
	(j)	[__] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J.

ITEM 4.	OWNERSHIP

	(a)	Amount beneficially owned:
See Item 9 on the cover page(s) hereto.
	(b)	Percent of class:
See Item 11 on the cover page(s) hereto.

All calculations of percentage ownership in this Schedule 13G are based on a total of shares of 107,633,812 Class A Common Stock outstanding as of September 30, 2011, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed on November 1, 2011.

	(c)	Number of shares as to which such person has:
(i)	Sole power to vote or to direct the vote
See Item 5 on the cover page(s) hereto.
(ii)	Shared power to vote or to direct the vote
See Item 6 on the cover page(s) hereto.
(iii)	Sole power to dispose or to direct the disposition of
See Item 7 on the cover page(s) hereto.
(iv)	Shared power to dispose or to direct the disposition of
See Item 8 on the cover page(s) hereto.

CUSIP No. 16117M305	Page 28 of 48 Pages
SCHEDULE 13G

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

Not applicable.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

The securities reported on this Schedule 13G are directly held by OOI, FIE, OCM V, OCM VI, OCM VII and VOF, which have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, shares of Common Stock.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10.	CERTIFICATIONS.

Not applicable.

CUSIP No. 16117M305	Page 29 of 48 Pages
SCHEDULE 13G

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2012

OAKTREE OPPORTUNITIES INVESTMENTS, L.P.

By: Its:	Oaktree Fund GP, LLC General Partner

By: Its:	Oaktree Fund GP I, L.P. Managing Member

By:	/s/ Richard Ting
Name: Richard Ting
Title: Authorized Signatory

By:	/s/ Emily Alexander
Name: Emily Alexander
Title: Authorized Signatory

OAKTREE FUND GP, LLC

By: Its:	Oaktree Fund GP I, L.P. Managing Member

By:	/s/ Richard Ting
Name: Richard Ting
Title: Authorized Signatory

By:	/s/ Emily Alexander
Name: Emily Alexander
Title: Authorized Signatory

OCM FIE, LLC

By:	/s/ Richard Ting
Name: Richard Ting
Title: Authorized Signatory

By:	/s/ Emily Alexander
Name: Emily Alexander
Title: Authorized Signatory

CUSIP No. 16117M305	Page 30 of 48 Pages
SCHEDULE 13G

OAKTREE CAPITAL MANAGEMENT, L.P.

By:	/s/ Richard Ting
Name: Richard Ting
Title: Managing Director and Associate General Counsel

By:	/s/ Emily Alexander
Name: Emily Alexander
Title: Managing Director

OAKTREE HOLDINGS, INC.

By:	/s/ Richard Ting
Name: Richard Ting
Title: Managing Director, Associate General Counsel and Assistant Secretary

By:	/s/ Emily Alexander
Name: Emily Alexander
Title: Managing Director

OCM OPPORTUNITIES FUND V, L.P.

By: Its:	OCM Opportunities Fund V GP, L.P. General Partner

By: Its:	Oaktree Fund GP I, L.P. General Partner

By:	/s/ Richard Ting
Name: Richard Ting
Title: Authorized Signatory

By:	/s/ Emily Alexander
Name: Emily Alexander
Title: Authorized Signatory

CUSIP No. 16117M305	Page 31 of 48 Pages
SCHEDULE 13G

OCM OPPORTUNITIES FUND V GP, L.P.

By: Its:	Oaktree Fund GP I, L.P. General Partner

By:	/s/ Richard Ting
Name: Richard Ting
Title: Authorized Signatory

By:	/s/ Emily Alexander
Name: Emily Alexander
Title: Authorized Signatory

OCM OPPORTUNITIES FUND VI, L.P.

By: Its:	OCM Opportunities Fund VI GP, L.P. General Partner

By: Its:	Oaktree Fund GP I, L.P. General Partner

By:	/s/ Richard Ting
Name: Richard Ting
Title: Authorized Signatory

By:	/s/ Emily Alexander
Name: Emily Alexander
Title: Authorized Signatory

OCM OPPORTUNITIES FUND VI GP, L.P.

By: Its:	Oaktree Fund GP I, L.P. General Partner

By:	/s/ Richard Ting
Name: Richard Ting
Title: Authorized Signatory

By:	/s/ Emily Alexander
Name: Emily Alexander
Title: Authorized Signatory

CUSIP No. 16117M305	Page 32 of 48 Pages
SCHEDULE 13G

OCM OPPORTUNITIES FUND VII DELAWARE, L.P.

By: Its:	OCM Opportunities Fund VII Delaware GP Inc. General Partner

By:	/s/ Richard Ting
Name: Richard Ting
Title: Authorized Signatory

By:	/s/ Emily Alexander
Name: Emily Alexander
Title: Authorized Signatory

OCM OPPORTUNITIES FUND VII DELAWARE GP INC.

By:	/s/ Richard Ting
Name: Richard Ting
Title: Authorized Signatory

By:	/s/ Emily Alexander
Name: Emily Alexander
Title: Authorized Signatory

CUSIP No. 16117M305	Page 33 of 48 Pages
SCHEDULE 13G

OCM OPPORTUNITIES FUND VII, L.P.

By: Its:	OCM Opportunities Fund VII GP, L.P. General Partner

By: Its:	OCM Opportunities Fund VII GP Ltd. General Partner

By: Its:	Oaktree Capital Management, L.P. Director

By:	/s/ Richard Ting
Name: Richard Ting
Title: Managing Director and Associate General Counsel

By:	/s/ Emily Alexander
Name: Emily Alexander
Title: Managing Director

OCM OPPORTUNITIES FUND VII GP, L.P.

By: Its:	OCM Opportunities Fund VII GP Ltd. General Partner

By: Its:	Oaktree Capital Management, L.P. Director

By:	/s/ Richard Ting
Name: Richard Ting
Title: Managing Director and Associate General Counsel

By:	/s/ Emily Alexander
Name: Emily Alexander
Title: Managing Director

CUSIP No. 16117M305	Page 34 of 48 Pages
SCHEDULE 13G

OCM OPPORTUNITIES FUND VII GP LTD.

By: Its:	Oaktree Capital Management, L.P. Director

By:	/s/ Richard Ting
Name: Richard Ting
Title: Managing Director and Associate General Counsel

By:	/s/ Emily Alexander
Name: Emily Alexander
Title: Managing Director

OAKTREE VALUE OPPORTUNITIES FUND, L.P.

By: Its:	Oaktree Value Opportunities Fund GP, L.P. General Partner

By: Its:	Oaktree Value Opportunities Fund GP Ltd. General Partner

By: Its:	Oaktree Capital Management, L.P. Director

By:	/s/ Richard Ting
Name: Richard Ting
Title: Managing Director and Associate General Counsel

By:	/s/ Emily Alexander
Name: Emily Alexander
Title: Managing Director

CUSIP No. 16117M305	Page 35 of 48 Pages
SCHEDULE 13G

OAKTREE VALUE OPPORTUNITIES FUND GP, L.P.

By: Its:	Oaktree Value Opportunities Fund GP Ltd. General Partner

By: Its:	Oaktree Capital Management, L.P. Director

By:	/s/ Richard Ting
Name: Richard Ting
Title: Managing Director and Associate General Counsel

By:	/s/ Emily Alexander
Name: Emily Alexander
Title: Managing Director

OAKTREE VALUE OPPORTUNITIES FUND GP LTD.

By: Its:	Oaktree Capital Management, L.P. Director

By:	/s/ Richard Ting
Name: Richard Ting
Title: Managing Director and Associate General Counsel

By:	/s/ Emily Alexander
Name: Emily Alexander
Title: Managing Director

CUSIP No. 16117M305	Page 36 of 48 Pages
SCHEDULE 13G

OAKTREE FUND GP I, L.P.

By:	/s/ Richard Ting
Name: Richard Ting
Title: Authorized Signatory

By:	/s/ Emily Alexander
Name: Emily Alexander
Title: Authorized Signatory

OAKTREE CAPITAL I, L.P.

By: Its:	OCM Holdings I, LLC General Partner

By:	/s/ Richard Ting
Name: Richard Ting
Title: Managing Director and Associate General Counsel

By:	/s/ Emily Alexander
Name: Emily Alexander
Title: Managing Director

OCM HOLDINGS I, LLC

By:	/s/ Richard Ting
Name: Richard Ting
Title: Managing Director and Associate General Counsel

By:	/s/ Emily Alexander
Name: Emily Alexander
Title: Managing Director

CUSIP No. 16117M305	Page 37 of 48 Pages
SCHEDULE 13G

OAKTREE HOLDINGS, LLC

By: Its:	Oaktree Capital Group, LLC Managing Member

By:	/s/ Richard Ting
Name: Richard Ting
Title: Managing Director, Associate General Counsel and Assistant Secretary

By:	/s/ Emily Alexander
Name: Emily Alexander
Title: Managing Director

OAKTREE CAPITAL GROUP, LLC

By:	/s/ Richard Ting
Name: Richard Ting
Title: Managing Director, Associate General Counsel and Assistant Secretary

By:	/s/ Emily Alexander
Name: Emily Alexander
Title: Managing Director

CUSIP No. 16117M305	Page 38 of 48 Pages
SCHEDULE 13G

OAKTREE CAPITAL GROUP HOLDINGS, L.P.

By: Its:	Oaktree Capital Group Holdings GP, LLC General Partner

By:	/s/ Richard Ting
Name: Richard Ting
Title: Managing Director and Associate General Counsel

By:	/s/ Emily Alexander
Name: Emily Alexander
Title: Managing Director

OAKTREE CAPITAL GROUP HOLDINGS GP, LLC

By:	/s/ Richard Ting
Name: Richard Ting
Title: Managing Director and Associate General Counsel

By:	/s/ Emily Alexander
Name: Emily Alexander
Title: Managing Director

CUSIP No. 16117M305	Page 39 of 48 Pages
SCHEDULE 13G

EXHIBIT I

JOINT FILING AGREEMENT

Pursuant to Rule 13(d)-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned acknowledges and agrees that the foregoing statement on this Schedule 13G is filed on behalf of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of the undersigned without the necessity of filing additional joint acquisition statements.  Each of the undersigned acknowledges that it shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated as of February 14, 2012.

OAKTREE OPPORTUNITIES INVESTMENTS, L.P.

By: Its:	Oaktree Fund GP, LLC General Partner

By: Its:	Oaktree Fund GP I, L.P. Managing Member

By:	/s/ Richard Ting
Name: Richard Ting
Title: Authorized Signatory

By:	/s/ Emily Alexander
Name: Emily Alexander
Title: Authorized Signatory

OAKTREE FUND GP, LLC

By: Its:	Oaktree Fund GP I, L.P. Managing Member

By:	/s/ Richard Ting
Name: Richard Ting
Title: Authorized Signatory

By:	/s/ Emily Alexander
Name: Emily Alexander
Title: Authorized Signatory

CUSIP No. 16117M305	Page 40 of 48 Pages
SCHEDULE 13G

OCM FIE, LLC

By:	/s/ Richard Ting
Name: Richard Ting
Title: Authorized Signatory

By:	/s/ Emily Alexander
Name: Emily Alexander
Title: Authorized Signatory

OAKTREE CAPITAL MANAGEMENT, L.P.

By:	/s/ Richard Ting
Name: Richard Ting
Title: Managing Director and Associate General Counsel

By:	/s/ Emily Alexander
Name: Emily Alexander
Title: Managing Director

OAKTREE HOLDINGS, INC.

By:	/s/ Richard Ting
Name: Richard Ting
Title: Managing Director, Associate General Counsel and Assistant Secretary

By:	/s/ Emily Alexander
Name: Emily Alexander
Title: Managing Director

CUSIP No. 16117M305	Page 41 of 48 Pages
SCHEDULE 13G

OCM OPPORTUNITIES FUND V, L.P.

By: Its:	OCM Opportunities Fund V GP, L.P. General Partner

By: Its:	Oaktree Fund GP I, L.P. General Partner

By:	/s/ Richard Ting
Name: Richard Ting
Title: Authorized Signatory

By:	/s/ Emily Alexander
Name: Emily Alexander
Title: Authorized Signatory

OCM OPPORTUNITIES FUND V GP, L.P.

By: Its:	Oaktree Fund GP I, L.P. General Partner

By:	/s/ Richard Ting
Name: Richard Ting
Title: Authorized Signatory

By:	/s/ Emily Alexander
Name: Emily Alexander
Title: Authorized Signatory

OCM OPPORTUNITIES FUND VI, L.P.

By: Its:	OCM Opportunities Fund VI GP, L.P. General Partner

By: Its:	Oaktree Fund GP I, L.P. General Partner

By:	/s/ Richard Ting
Name: Richard Ting
Title: Authorized Signatory

By:	/s/ Emily Alexander
Name: Emily Alexander
Title: Authorized Signatory

CUSIP No. 16117M305	Page 42 of 48 Pages
SCHEDULE 13G

OCM OPPORTUNITIES FUND VI GP, L.P.

By: Its:	Oaktree Fund GP I, L.P. General Partner

By:	/s/ Richard Ting
Name: Richard Ting
Title: Authorized Signatory

By:	/s/ Emily Alexander
Name: Emily Alexander
Title: Authorized Signatory

OCM OPPORTUNITIES FUND VII DELAWARE, L.P.

By: Its:	OCM Opportunities Fund VII Delaware GP Inc. General Partner

By:	/s/ Richard Ting
Name: Richard Ting
Title: Authorized Signatory

By:	/s/ Emily Alexander
Name: Emily Alexander
Title: Authorized Signatory

CUSIP No. 16117M305	Page 43 of 48 Pages
SCHEDULE 13G

OCM OPPORTUNITIES FUND VII DELAWARE GP INC.

By:	/s/ Richard Ting
Name: Richard Ting
Title: Authorized Signatory

By:	/s/ Emily Alexander
Name: Emily Alexander
Title: Authorized Signatory

OCM OPPORTUNITIES FUND VII, L.P.

By: Its:	OCM Opportunities Fund VII GP, L.P. General Partner

By: Its:	OCM Opportunities Fund VII GP Ltd. Managing Member

By: Its:	Oaktree Capital Management, L.P. Director

By:	/s/ Richard Ting
Name: Richard Ting
Title: Managing Director and Associate General Counsel

By:	/s/ Emily Alexander
Name: Emily Alexander
Title: Managing Director

CUSIP No. 16117M305	Page 44 of 48 Pages
SCHEDULE 13G

OCM OPPORTUNITIES FUND VII GP, L.P.

By: Its:	OCM Opportunities Fund VII GP Ltd. General Partner

By: Its:	Oaktree Capital Management, L.P. Director

By:	/s/ Richard Ting
Name: Richard Ting
Title: Managing Director and Associate General Counsel

By:	/s/ Emily Alexander
Name: Emily Alexander
Title: Managing Director

OCM OPPORTUNITIES FUND VII GP LTD.

By: Its:	Oaktree Capital Management, L.P. Director

By:	/s/ Richard Ting
Name: Richard Ting
Title: Managing Director and Associate General Counsel

By:	/s/ Emily Alexander
Name: Emily Alexander
Title: Managing Director

OAKTREE VALUE OPPORTUNITIES FUND, L.P.

By: Its:	Oaktree Value Opportunities Fund GP, L.P. General Partner

By: Its:	Oaktree Value Opportunities Fund GP Ltd. General Partner

By: Its:	Oaktree Capital Management, L.P. Director

By:	/s/ Richard Ting
Name: Richard Ting
Title: Managing Director and Associate General Counsel

By:	/s/ Emily Alexander
Name: Emily Alexander
Title: Managing Director

CUSIP No. 16117M305	Page 45 of 48 Pages
SCHEDULE 13G

OAKTREE VALUE OPPORTUNITIES FUND GP, L.P.

By: Its:	Oaktree Value Opportunities Fund GP Ltd. General Partner

By: Its:	Oaktree Capital Management, L.P. Director

By:	/s/ Richard Ting
Name: Richard Ting
Title: Managing Director and Associate General Counsel

By:	/s/ Emily Alexander
Name: Emily Alexander
Title: Managing Director

OAKTREE VALUE OPPORTUNITIES FUND GP LTD.

By: Its:	Oaktree Capital Management, L.P. Director

By:	/s/ Richard Ting
Name: Richard Ting
Title: Managing Director and Associate General Counsel

By:	/s/ Emily Alexander
Name: Emily Alexander
Title: Managing Director

CUSIP No. 16117M305	Page 46 of 48 Pages
SCHEDULE 13G

OAKTREE FUND GP I, L.P.

By:	/s/ Richard Ting
Name: Richard Ting
Title: Authorized Signatory

By:	/s/ Emily Alexander
Name: Emily Alexander
Title: Authorized Signatory

OAKTREE CAPITAL I, L.P.

By: Its:	OCM Holdings I, LLC General Partner

By:	/s/ Richard Ting
Name: Richard Ting
Title: Managing Director and Associate General Counsel

By:	/s/ Emily Alexander
Name: Emily Alexander
Title: Managing Director

CUSIP No. 16117M305	Page 47 of 48 Pages
SCHEDULE 13G

OCM HOLDINGS I, LLC

By:	/s/ Richard Ting
Name: Richard Ting
Title: Managing Director and Associate General Counsel

By:	/s/ Emily Alexander
Name: Emily Alexander
Title: Managing Director

OAKTREE HOLDINGS, LLC

By: Its:	Oaktree Capital Group, LLC Managing Member

By:	/s/ Richard Ting
Name: Richard Ting
Title: Managing Director, Associate General Counsel and Assistant Secretary

By:	/s/ Emily Alexander
Name: Emily Alexander
Title: Managing Director

OAKTREE CAPITAL GROUP, LLC

By:	/s/ Richard Ting
Name: Richard Ting
Title: Managing Director, Associate General Counsel and Assistant Secretary

By:	/s/ Emily Alexander
Name: Emily Alexander
Title: Managing Director

CUSIP No. 16117M305	Page 48 of 48 Pages
SCHEDULE 13G

OAKTREE CAPITAL GROUP HOLDINGS, L.P.

By: Its:	Oaktree Capital Group Holdings GP, LLC General Partner

By:	/s/ Richard Ting
Name: Richard Ting
Title: Managing Director and Associate General Counsel

By:	/s/ Emily Alexander
Name: Emily Alexander
Title: Managing Director

OAKTREE CAPITAL GROUP HOLDINGS GP, LLC

By:	/s/ Richard Ting
Name: Richard Ting
Title: Managing Director and Associate General Counsel

By:	/s/ Emily Alexander
Name: Emily Alexander
Title: Managing Director